Exhibit 99.1

Concur Announces Closing of $287.5 Million of 2.5% Convertible Senior Notes

REDMOND, Wash., April 6, 2010 — Concur (Nasdaq: CNQR), the world’s leading provider of on-demand Employee Spend Management services, today announced the closing of its offering of $287.5 million aggregate principal amount of 2.5% convertible senior notes due in 2015. The notes were issued in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The offering included $37.5 million aggregate principal amount of notes issued pursuant to the full exercise of the initial purchasers’ over-allotment option.

The notes are unsecured, unsubordinated obligations of Concur, and will mature on April 15, 2015. Interest is payable semi-annually in cash at a rate of 2.5% per annum. The notes are convertible, subject to certain conditions, into cash up to the principal amount of the notes and, with respect to any excess conversion value, into shares of Concur common stock. The notes have an initial conversion rate of approximately 19.10 shares of common stock per $1,000 principal amount of notes (which is subject to adjustment in certain circumstances). This represents an initial effective conversion price of approximately $52.35 per share. The initial conversion price represents a premium of 25% to the closing price of Concur’s common stock on March 30, 2010, which was $41.88 per share.

In connection with the offering, Concur entered into convertible note hedge and warrant transactions with the initial purchasers of the notes or their respective affiliates. The warrants have an initial exercise price of approximately $73.29 per share, which is 75% higher than the closing price of Concur’s common stock on March 30, 2010, and are expected to generate certain tax benefits over the term of such warrants. The convertible note hedge transactions are intended to reduce the potential dilution to Concur’s common stock upon any conversion of notes. However, the warrant transactions separately could have a dilutive effect, if the market price per share of Concur’s common stock exceeds the strike price of the warrants.

Concur estimates that the net proceeds from the offering will be approximately $279.0 million after payment of the initial purchasers’ discounts and offering expenses. Concur used approximately $34.1 million of the net proceeds from this offering to pay the cost of the convertible note hedge transactions (after such cost was partially offset by the proceeds from the sale of the warrant transactions). Concur expects to use the remainder of the net proceeds of the convertible note offering for general corporate purposes, including potential acquisitions and strategic transactions.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities (including the shares of Concur common stock into which the notes are convertible) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum.

The notes and the shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

Cautionary Statement:

The statements in this release relating to the offering, convertible notes, and the expected use of proceeds from the offering are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, prevailing market conditions, the future performance of Concur’s business, and the impact of general economic, industry or political conditions in the United States or internationally. Please refer to Concur’s public filings made with the Securities and Exchange Commission at www.sec.gov for additional and more detailed information on risk factors, including the risk factors contained in Concur’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009, that could cause actual results to differ materially from current expectations.

Stockholders of Concur are cautioned not to place undue reliance on its forward-looking statements, which speak only as of the date such statements are made. Concur assumes no obligation to update the forward-looking information contained in this press release.

About Concur

Concur is the world’s leading provider of on-demand services that help small, mid-size and large organizations increase efficiency, manage employee spend and control operational costs.

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Investor Contact:

John Torrey, Concur, 425-497-5986, john.torrey@concur.com